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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE



FOR IMMEDIATE RELEASE
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Contact:      Charles E. Ramey
              Chief Executive Officer
              (713) 934-3855


                US DATAWORKS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

Houston, Texas, July 25, 2003 - US Dataworks, Inc. (AMEX: UDW) today announced that its Board of Directors has adopted a Stockholder Rights Plan. Under the Rights Plan, Rights will be distributed as a dividend at the rate of one Right for each share of US Dataworks' common stock, held by stockholders of record as of the close of business on September 2, 2003.

The Rights Plan is designed to enable US Dataworks' stockholders to realize the full value of their investment and to provide for fair and equal treatment for stockholders in the event that an unsolicited attempt is made to acquire US Dataworks. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics.

The Rights will be distributed as a non-taxable dividend on shares of Common Stock and will expire ten years from the date of adoption of the Rights Plan. The Rights will be exercisable only if a person or group acquires 15 percent or more of US Dataworks' common stock, subject to certain exceptions set forth in the Rights Plan. If a person acquires 15 percent or more of US Dataworks' common stock while the Rights Plan remains in place, all Rights holders, except the buyer, will be entitled to acquire US Dataworks' common stock at a discount. The effect will be to discourage acquisitions of 15 percent or more of US Dataworks' common stock in the absence of negotiations with the Board.

The Rights will trade with US Dataworks' common stock unless and until they are separated upon the occurrence of certain future events. US Dataworks' Board of Directors may terminate the Rights Plan at any time or redeem the Rights prior to the time a person acquires 15 percent or more of US Dataworks' common stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all holders of Common Stock following the record date, and a copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

About US Dataworks

Established in 1997, US Dataworks develops markets and supports electronic check processing software and services for the financial services industry. Its customer base includes many of the largest financial institutions as well as credit card companies and government institutions within the United States. It also has a strategic alliance with Thomson Financial Publishing, a unit of Thomson Corporation, to incorporate their EPICWare database into US Dataworks products. ZeroPass is a trademark of US Dataworks.

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For more information about US Dataworks, visit http://www.usdataworks.com. US
Dataworks' headquarters is located at 5301 Hollister Road, Suite 250, Houston, TX 77040; telephone: (713) 934-3855.


EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE `SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS REGARDING THE ANTICIPATED BENEFITS AND EXPECTED CONSEQUENCES OF THE RIGHTS PLAN. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. FOR A DISCUSSION OF FACTORS THAT MAY CAUSE RESULTS TO DIFFER, SEE US DATAWORKS' SEC REPORTS. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE HEREOF. US DATAWORKS DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

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